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                                                                   EXHIBIT 10.90

THIS INSTRUMENT WAS MADE, EXECUTED AND DELIVERED OUTSIDE THE STATE OF FLORIDA, AND NO FLORIDA DOCUMENTARY STAMP TAX IS DUE HEREON IN ACCORDANCE WITH F.A.C. 12B-4.053(33).

BORROWER'S FEDERAL IDENTIFICATION NO.: 52-2059199

                                 PROMISSORY NOTE

$14,500,000.00

EFFECTIVE DATE: JUNE 15, 2004

                                                        WEST PALM BEACH, FLORIDA

LENDER:                                     BORROWER:

BANK OF AMERICA, N.A.                       RECREATION MORTGAGES, L.P.
9000 SOUTHSIDE BLVD.,BLDG. 100              580 WEST GERMANTOWN PIKE, SUITE 200
FL9-100-03-15                               PLYMOUTH MEETING, PENNSYLVANIA 19462
JACKSONVILLE, FLORIDA 32256-0793

      FOR VALUE RECEIVED, RECREATION MORTGAGES, L.P., a Delaware limited partnership ("Borrower"), promises to pay to the order of BANK OF AMERICA, N.A., a national banking association, or any subsequent holder of this note ("Lender") at its office located at 9000 Southside Boulevard, Building 100, FL9-100-03-15, Jacksonville, Florida 32256-0793 (or at such other place or places as Lender may designate) ("Payment Office of Lender") the principal sum of FOURTEEN MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($14,500,000.00) plus interest thereon at the Rate hereinafter defined, all in accordance with the terms and conditions of this Promissory Note (the "Promissory Note").

      1. RELATED DOCUMENTS. This Promissory Note is secured by a Collateral Assignment of Mortgages and other Loan Documents (the "Assignment") dated of even date herewith to be recorded in the Public Records of Palm Beach County and Broward County, Florida, and UCC Financing Statements to be filed for record in the Public Records of Palm Beach and Broward County, Florida, and in the Offices of the Secretaries of State of the States of Florida and Delaware (the "Financing Statements"). The Assignment, the Financing Statements, the Loan Agreement between Borrower and Lender of even date herewith, and any other documents entered into by and between Borrower and Lender in connection with the indebtedness evidenced by this Promissory Note are hereinafter referred to collectively as the "Related Documents" and the loan evidenced thereby is hereinafter referred to as the "Loan." Terms used herein but not otherwise defined hereunder are defined as set forth in the Related Documents. All of the terms, definitions, conditions and covenants of the Related Documents are expressly made a part of this Promissory Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Promissory Note is entitled to the benefits of and remedies provided in the Related Documents.

      2. RATE. The interest rate ("Rate") to be applied to the unpaid principal balance of this Promissory Note will be a rate equal to the LIBOR Daily Floating Rate (hereinafter defined) plus an additional percentage per annum (the "Spread"). The Spread will be 1.75% per annum.

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      The interest rate shall change on each Interest Rate Change Date. For purposes hereof, the following terms shall have the meanings indicated: (a) "LIBOR Daily Floating Rate" shall mean the rate of interest per annum equal to the one (1) month rate of interest (rounded upwards, if necessary to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the one
(1) month London interbank offered rate for deposits in United States Dollars at approximately 11:00 a.m. (London time) two (2) Business Days before the Interest Rate Change Date, as adjusted from time to time in Lender's sole discretion for then-applicable reserve requirements, deposit insurance assessment rates and other regulatory costs; if for any reason such rate is not available, the term "LIBOR Daily Floating Rate" shall mean the rate of interest per annum equal to the one (1) month rate of interest (rounded upwards, if necessary to the nearest 1/100 of 1%) appearing on the Reuters Screen LIBOR page as the one (1) month London interbank offered rate for deposits in United States Dollars at approximately 11:00 a.m. (London time) two (2) Business Days before the Interest Rate Change Date, as adjusted from time to time in Lender's sole discretion for then-applicable reserve requirements, deposit insurance assessment rates and other regulatory costs; provided, however, if more than one rate is specified on Reuters Screen LIBOR page, the applicable rate shall be the arithmetic means of all such rates, (b) "Business Day" shall mean each day other than a Saturday, a Sunday, or any holiday on which commercial banks are closed for business; (c) "Interest Rate Change Date" shall mean the first day of each one (1) month period beginning on the fifteenth (15th) day of a month; provided, however, that if any such day is not a Business Day, at Lender's option, the Interest Rate Change Date shall be the next succeeding Business Day. The rate defined in this paragraph is referred to as the LIBOR Daily Floating Rate.

      Notwithstanding any provision of this Promissory Note, Lender does not intend to charge and Borrowers shall not be required to pay any amount of interest or other charges in excess of the maximum permitted by the applicable law. Any payment in excess of such maximum shall be credited against the principal balance of this Promissory Note and any remaining excess shall be refunded to the Borrowers.

      3. ACCRUAL METHOD. The interest rate on this Promissory Note shall be computed on a 360/actual basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.

      4. PAYMENT OF INTEREST AND PRINCIPAL. Principal shall be payable in thirty-five (35) consecutive monthly installments as set forth in attached Exhibit "A" with the first such payment due on July 15, 2004 and interest on the principal amount outstanding hereunder shall be paid monthly in arrears likewise commencing on July 15, 2004, with such principal and interest payments to continue on the fifteenth (15th) day of each month thereafter for the next consecutive thirty-four (34) months. Additionally, if there is any prepayment to Borrower of any sums due under any note collaterally assigned to Lender under the Assignment, a principal payment from Borrower to Lender shall be due and payable in an amount equal to such prepayment. A final payment of the entire principal balance outstanding, together with accrued interest thereon, shall be due on June 15, 2007 ("Maturity Date"). All payments of principal and interest shall be made in lawful currency of the United States-of America which shall be legal tender in payment of all debts, public and private, at the time of payment.

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      5. PREPAYMENT. This Promissory Note may be prepaid in whole or in part at any time without fee, premium or penalty. Any partial prepayment shall be applied in accordance with Paragraph 11 below and shall, when applied to principal as provided in Paragraph 11 below, be applied to the next principal installment due hereunder. Notwithstanding the foregoing, the right to prepay or the costs of prepayment may be affected by any SWAP or similar agreement entered into by Borrower.

      6. LATE CHARGES. Should Borrower fail to pay the installments of interest or principal on any due date provided for herein and if such failure to pay shall continue uncured for fifteen (15) days thereafter, then Borrower further promises to pay a late payment charge equal to four percent (4%) of the amount of the unpaid installment as liquidated compensation to Lender for the extra expense to Lender to process and administer the late payment, Borrower agreeing, by execution hereof, that any other measure of compensation for a late payment is speculative and impossible to compute. This provision for late charges shall not be deemed to extend the time for payment or be a "grace period" or "cure period" that gives Borrower a right to cure a Default or Default Condition. Imposition of late charges is not contingent upon the giving of any notice or lapse of any cure period provided for in the Mortgage and shall not be deemed a waiver of any right or remedy of Lender, including without limitation, acceleration of this Promissory Note.

      7. DEFAULT. Any failure of Borrower to comply with any term, covenant, or condition of this Promissory Note, including without limitation, Borrower's failure to pay principal, interest, or expenses within fifteen (15) days of when the same shall become due or a default under the Related Documents, which failure or default shall remain uncured following the giving of any required notice and the expiration of the applicable grace period, if any, shall be deemed, at the option of Lender, a Default under this Promissory Note. Any judgment rendered on this Promissory Note shall bear interest at the Default Rate (as herein defined).

      8. ACCELERATION. Upon the occurrence of a Default hereunder or under the terms of any one or more of the Related Documents, Lender may declare the then outstanding principal and all accrued but unpaid interest immediately due and payable and upon acceleration and thereafter this Promissory Note shall bear interest at the Default Rate, hereinafter defined, until all indebtedness evidenced hereby and secured by the Related Documents has been paid in full. Any judgment rendered on this Promissory Note shall bear interest at the Default Rate (as herein defined).

      9. DEFAULT RATE. After default or maturity or upon acceleration, and thereafter, the unpaid indebtedness then evidenced by this Promissory Note and due under and secured by the Related Documents shall bear interest at a fixed rate equal to the maximum rate then permitted under applicable law per annum.

      10. APPLICATION OF PAYMENTS. All sums received by Lender for application to this Promissory Note may be applied by Lender to late charges, expenses, costs, interest, principal, and other amounts owing to Lender in connection with this Promissory Note in the order selected by Lender in its sole discretion.

      11. EXPENSES. The prevailing party in any action hereunder, as determined by the court or other party hearing the matter, shall be entitled to the award of all costs of collection or enforcement, including

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reasonable attorneys' fees, paralegals' fees, legal assistants' fees, costs and expenses, whether incurred with respect to collection, litigation, bankruptcy proceedings, interpretation, dispute, negotiation, trial, appeal, defense of actions instituted by a third party against Lender arising out of or related to the loan evidenced by this Promissory Note, enforcement of any judgment based on this Promissory Note, or otherwise, whether or not a suit to collect such amounts or to enforce such rights is brought or, if brought, is prosecuted to judgment.

      12. WAIVER. All persons now or at any time liable for payment of this Promissory Note, whether directly or indirectly, including without limitation any Guarantor, hereby waive presentment, protest, notice of protest and dishonor. The undersigned expressly consents to any extensions and renewals, in whole or in part, to the release of any or all Guarantors or co-makers and any collateral security or portions thereof, given to secure this Promissory Note, and all delays in time of payment or other performance which Lender may grant, in its sole discretion, at any time and from time to time without limitation all without any notice or further consent of Borrower, and any such grant by Lender shall not be deemed a waiver of any subsequent delay or any of Lender's rights hereunder or under the Related Documents.

      13. USURY. In no event shall this or any other provision herein or in the Related Documents, permit the collection of any interest which would be usurious under the applicable laws of the State of Florida. If any such interest in excess of the maximum rate allowable under applicable law has been collected, Borrower agrees that the amount of interest collected above the maximum rate permitted by applicable law, together with interest thereon at the rate required by applicable law, shall be refunded to Borrower, and Borrower agrees to accept such refund or, at Borrower's option, such refund shall be applied as a principal payment hereunder.

      14. Non-Recourse. Subject to the qualifications set forth in this Section 14, notwithstanding anything to the contrary contained in this Promissory Note or the Related Documents, the obligations of Borrower shall be non-recourse and neither Borrower nor Guarantor nor any partner, member, shareholder, manager, officer or director of either of them shall be personally liable either at law or in equity for the repayment of the Obligations or the failure of performance of any other obligation evidenced by this Promissory Note or contained in the other Related Documents, and Lender will, satisfy any judgments, orders or decrees on account of the failure to repay such Obligations and/or the failure to perform any such obligation, from the Mortgages and the Notes and any other real or personal property, tangible or intangible, as Borrower, any Guarantor or any other entity shall have pledged or assigned to secure this Promissory Note, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon this Promissory Note and the interests in the Mortgages, the Notes and any other collateral given to Borrower; provided, however, that, except as specifically provided in this Section 14, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower's interest in the Mortgages, the Notes and in any other collateral given to Lender. Lender, by accepting this Promissory Note, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding, under, by reason of or in connection with this Promissory Note or the other Related Documents. Notwithstanding the foregoing provisions of this Section 14 or any other provision in the Loan Agreement or the Related Documents, Borrower shall be fully liable for and to the extent of any "Losses" (defined below) suffered by Lender

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arising out of Borrower's breach of any warranty contained in the Assignment or arising out of the following, all of which shall be made with full recourse to the extent of such Losses:

            (a) fraud or material misrepresentation by Borrower in connection with the Related Documents including, without representation, any such fraud or material misrepresentation in Borrower's certification provided in lieu of estoppel letters from the makers of the Notes collaterally assigned pursuant to the Assignment;

            (b) the misappropriation by Borrower of any tenant payments under any Underlease or any lease of the Recreation Facilities;

            (c) any failure of Borrower or Borrower's General Partner, Recreation Mortgages, L.L.C., to maintain their existence;

            (d) the misappropriation by Borrower of any casualty loss proceeds or condemnation proceeds received by Borrower pursuant to any mortgage assigned to Lender by Borrower;

            (e) the exercise of any right or remedy under any federal, state or local forfeiture laws resulting in the loss or impairment of the lien of the Related Documents, or the priority thereof, against the property collaterally assigned as security for the Promissory Note; and

            (f) any proceeding, action, petition or filing under the Bankruptcy Code, or any similar state or federal law now or hereafter in effect relating to bankruptcy, reorganization or insolvency, or the arrangement or adjustment of debts, shall be filed by, consented to or acquiesced in by Borrower, or if Borrower shall institute any proceeding for Borrower's dissolution or liquidation, or shall make an assignment for the benefit of creditors, or

      For purposes hereof, the term "LOSSES" includes any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, dimunitions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement, punitive damages, foreseeable and unforeseeable consequential damages, or whatever kind or nature (including but not limited to reasonable attorneys' fees and other costs of defense).

      In addition, in the event:

                  (y) any proceeding, action, petition or filing under the Bankruptcy Code, or any similar state or federal law now or hereafter in effect relating to bankruptcy, reorganization or insolvency, or the arrangement or adjustment of debts, shall be filed by, consented to or acquiesced in by Borrower or any Guarantor hereof, or if Borrower or any Guarantor hereof shall institute any proceeding for Borrower's dissolution or liquidation, or shall make an assignment for the benefit of creditors, or

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                  (z) Borrower contests or in any material way interferes with, directly or indirectly (collectively, a "CONTEST"), any foreclosure action, UCC sale or other material remedy exercised by Lender upon the occurrence of any default under the Loan Documents whether by making any motion, bringing any counterclaim, claiming any defense, seeking any injunction or other restraint, commencing any action, or otherwise provided that if any such person obtains a non-appealable order successfully asserting a Contest, Borrower shall have no liability under this subparagraph (z), then the guaranteed Obligations shall also include the unpaid balance of the Debt.

      Any capitalized term not defined herein shall have the meaning ascribed to such term in the Related Documents.

      15. MODIFICATION. This Promissory Note may not be changed orally, but only by an agreement in writing signed by the Lender and Borrower.

      16. APPLICABLE LAW. This Promissory Note shall be governed by and construed in accordance with the laws of the State of Florida.

      17. NOTICES. All notices or other communications required or permitted to be given pursuant to the provisions of this Promissory Note shall be given in accordance with the notice provisions of the Loan Agreement.

      18. SUCCESSORS AND ASSIGNS. As used herein, the terms "Borrower" and "Lender" shall be deemed to include their respective successors and assigns. The owner of this Promissory Note may, from time to time, sell or offer to sell the loan evidenced by this Promissory Note, or interests therein, to one or more assignees or participants and is hereby authorized to disseminate any information it has pertaining to the loan evidenced by this Promissory Note, including, without limitation, any security for this Promissory Note and credit information on Borrower, any of its principals and any guarantor of this Promissory Note, to any company affiliated with the owner of this Promissory Note, any assignee or participant, and to the extent, if any, specified in any such assignment or participation, such affiliated companies, assignee(s) or participant(s) shall have the rights and benefits with respect to this Promissory Note and the other Related Documents as such person(s) would have if such person(s) were Lender hereunder. The owner of this Promissory Note may also disclose any such information to any regulatory body having jurisdiction over Lender. Notwithstanding the foregoing, Lender agrees that it shall not assign this Promissory Note and/or the Related Documents to a person or entity who is not a financial institution regularly in the business of acquiring and holding such obligations or who is not an affiliate of Lender or an entity resulting from a merger or an acquisition of Lender and another entity without Borrower's prior written consent.

      19. SEVERABILITY. In the event any one or more of the provisions of this Promissory Note shall for any reason be held to be invalid, illegal, or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Promissory Note operates or would prospectively operate to invalidate this Promissory Note, then and in any of those events, only such provision or provisions shall be deemed null and void and shall not affect any other provision of this Promissory Note. The remaining provisions of this Promissory Note shall remain operative and in full

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force and effect and shall in no way be affected, prejudiced, or disturbed thereby. In the event any provisions of this Promissory Note are inconsistent with the provisions of the Related Documents, or any other agreements or documents executed in connection with this Promissory Note, this Promissory Note shall control.

      20. CAPTIONS; PRONOUNS. Captions are for reference only and in no way limit the terms of this Promissory Note. The pronouns used in this instrument shall be construed as masculine, feminine, or neuter as the occasion may require. Use of the singular includes the plural, and vice versa.

      21. BUSINESS DAY. Unless the context thereof clearly requires otherwise, any reference herein or in the Related Documents to a day or business day shall be deemed to refer to a banking day which shall be a day on which Payment Office of Lender is open for the transaction of business, excluding any national holidays, and any performance which would otherwise be required on a day other than a banking day shall be timely performed in such instance, if performed on the next succeeding banking day. Notwithstanding such timely performance, interest shall continue to accrue hereunder until such payment or performance has been made.

      22. ARBITRATION AND WAIVER OF JURY TRIAL.

            (a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Lender, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Promissory Note (including any renewals, extensions or modifications); or (ii) any document related to this Promissory Note including without limitation, any Related Document (collectively a "Claim").

            (b) At the request of the Borrower or the Lender, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the "Act"). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

            (c) Arbitration proceedings will be determined in accordance with the Act, the rules and procedures for the arbitration of financial services disputes of J.A.M.S./Endispute or any successor thereof ("J.A.M.S."), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

            (d) The arbitration shall be administered by J.A.M.S. and conducted in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the State of Florida. All Claims shall be determined by one arbitrator; however, if Claims exceed $5,000,000.00, upon the request of Borrower or Lender, the Claims shall be decided by three(3) arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty
(30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

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                        The arbitrator(s) will have the authority to decide
whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on J.A.M.S. under applicable J.A.M.S. rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrated shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this paragraph.

            (f) This paragraph does not limit the right of the Borrower or the Lender to: (i)exercise self-help remedies, such as but not limited to, setoff;
(ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or
(iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

            (g) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this Agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this Agreement.

BORROWER ACKNOWLEDGES HAVING READ AND UNDERSTOOD, AND AGREES TO BE BOUND BY, ALL TERMS AND CONDITIONS OF THIS PROMISSORY NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS, AND HEREBY EXECUTES THIS PROMISSORY NOTE AS OF THE EFFECTIVE DATE HERE ABOVE WRITTEN. Borrower acknowledges receipt of a completed copy of this Promissory Note.

NOTICE OF FINAL AGREEMENT. THIS WRITTEN PROMISSORY NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

EXECUTION DATE:                June_____, 2004

                                      RECREATION MORTGAGES, UP.,
                                      a Delaware limited partnership

                                      BY: RECREATION MORTGAGES, L.L.C.
                                          a Delaware limited liability company
                                          Its General Partner

                                      BY: ___________________________________
                                          CARL KRAUS,
                                          Its Chief Financial Officer

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